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                                                                    EXHIBIT 12.1


              NATIONAL EQUIPMENT SERVICES, INC. AND SUBSIDIARIES

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

              (Amounts in thousands of dollars, except ratios)



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


                                                                  For the Period
                                                                  From Inception                           Pro Forma
                                                                  (June 4, 1996)     For the Year        For the Year
                                                                     Through             Ended               Ended
                                                                December 31, 1996  December 31, 1997   December 31, 1997
                                                                -----------------  -----------------   -----------------
Pre-tax income (loss)                                                 $(332)             $1,923            $ 4,168

  Fixed charges:
    Interest expense on all indebtedness                                   0              4,336             44,516
    Rental expense representative of an interest factor                    0                220              1,727
                                                                       -----             ------            -------
      Total fixed charges                                                  0              4,556             46,243
                                                                       -----             ------            -------
Earnings before income taxes and fixed charges                         $(332)            $6,479            $50,411
                                                                       =====             ======            =======
Ratio of earnings to fixed charges                                        (A)              1.42               1.09
                                                                       =====             ======            =======

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
                                                                      For the               Pro Forma
                                                                    Nine Months        For the Nine Months
                                                                       Ended                  Ended
                                                                 September 30, 1998     September 30, 1998
                                                                 ------------------    --------------------
Pre-tax income                                                         $14,684                $12,806

  Fixed charges:
    Interest expense on all indebtedness                                16,001                 33,387
    Rental expense representative of an interest factor                    663                  1,295
                                                                       -------                -------
      Total fixed charges                                               16,664                 34,682
                                                                       -------                -------
Earnings before income taxes and fixed charges                         $31,348                $47,488
                                                                       =======                =======
Ratio of earnings to fixed charges                                        2.13                   1.37
                                                                       =======                =======
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(A)  The company's operations during the period from inception (June 4, 1996)
     through December 31, 1996 were limited to organizational and start-up activities while no revenues were generated; accordingly, presentation of this rate is not considered meaningful.